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                                                                   EXHIBIT 23(g)



         CONSENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION



    We hereby consent to the inclusion in the Registration Statement on Form S-4 (NO. 33-56703) of The NWNL Companies, Inc. and in the Joint Proxy Statement/Prospectus contained therein of our opinion dated September 7, 1994 and to be dated as of the date of such Joint Proxy Statement/ Prospectus, respectively, and to the references to our firm included in such Joint Proxy Statement/ Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION



NEW YORK, NEW YORK
DECEMBER 1, 1994